Exhibit 99.1
Contact: Daniel Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FOURTH QUARTER AND
2008 FINANCIAL RESULTS
Highlights of the US Airways Group, Inc. (the Company) fourth quarter and 2008 results:
•	The Company reported a net loss of $220 million, or ($1.93) per share, which excludes special charges totaling $321 million. The Company’s GAAP (Generally Accepted Accounting Principles) fourth quarter net loss was $541 million, or ($4.74) per share.
•	The Company reported a full year 2008 net loss of $803 million, or ($8.01) per share, which excludes $1.4 billion of special charges. On a GAAP basis, the Company reported a net loss of $2.2 billion, or ($22.06) per share.
•	The Company had $2.0 billion in total cash and investments, of which $0.7 billion was restricted, on Dec. 31, 2008. In addition the Company had $276 million in cash deposits held by counterparties to its fuel hedging transactions.
TEMPE, Ariz., Jan. 29, 2009 — US Airways Group, Inc. (NYSE: LCC) today reported its fourth quarter and 2008 results. Net loss for the fourth quarter was $220 million, or ($1.93) per share, which excludes special charges totaling $321 million. Special charges in the fourth quarter 2008 included $234 million of unrealized losses resulting from mark-to-market adjustments on fuel hedging instruments. On a GAAP basis, the Company reported a net loss of $541 million for its fourth quarter 2008, or ($4.74) per share, compared to a loss of $79 million, or ($0.87) for the same period last year.
For the full year 2008, the Company reported a net loss of $803 million, or ($8.01) per share, which excluded special charges totaling $1.4 billion. In addition to $496 million of unrealized losses resulting from mark-to-market adjustments on fuel hedging instruments, special charges for the year also include a $622 million non-cash charge to write off the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation. On a GAAP basis, the Company reported a net loss of $2.2 billion, or ($22.06) per share, compared to a net profit of $427 million, or $4.52 per diluted share, in 2007. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “Like other airlines that have reported before us, our financial results reflect the staggering increase in fuel prices that we faced throughout most of 2008. In fact, had our 2008 fuel price including realized gains and losses on fuel hedging instruments remained at 2007 levels, the Company’s fuel expense would have been approximately $1.4 billion lower.

“The impact of high oil prices acted as a catalyst for airlines to take unprecedented measures to bring the supply of seats back into balance with passenger demand. We believe these actions have significantly softened the blow from the economic downturn that we as an industry now face.
“On the operational front, we have made tremendous progress since we reported our 2007 financial results. Our team of 34,000 employees is to be commended as they have done an outstanding job of taking care of our customers throughout the entire year. As reported by the Department of Transportation’s (DOT) Consumer Air Travel Report, US Airways ranked first of the Big Six hub-and-spoke carriers and second among the 10 largest airlines in on-time performance through the month of November.
“As we begin the new year, US Airways is well prepared for a difficult global macroeconomic environment. We are running a great operation, have restructured our business model through the introduction of new fees, reduced capacity and increased our liquidity. With the help of falling fuel prices, we believe we are well positioned for the challenges ahead,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) in the fourth quarter was 10.68 cents, up 1.6 percent over the same period last year. Express PRASM was 18.45 cents, down 0.2 percent over the fourth quarter 2007. Total mainline and Express PRASM for US Airways Group was 12.01 cents, which was up 1.6 percent over the fourth quarter 2007 on a 5.1 percent decline in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) at US Airways Group in the fourth quarter was 14.62 cents, up 21.5 percent versus the same period last year. Fuel was the largest driver of this increase as average mainline fuel price per gallon including realized gains and losses on fuel hedging instruments increased 33.8 percent. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and net special items, mainline CASM was 8.49 cents, up 5.0 percent from the same period last year, on a 5.9 percent decline in mainline ASMs. Total revenue per available seat mile in the fourth quarter was 13.44 cents, up 4.8 percent over the same period last year due largely to the increase in a la carte revenues.
Liquidity
The Company had $2.0 billion in total cash and investments, of which $0.7 billion was restricted on Dec. 31, 2008. Included in the Company’s restricted cash balance was $185 million related to letters of credit collateralizing certain counterparties to the Company’s fuel hedging transactions. In addition, the Company had $276 million in cash deposits held by counterparties to its fuel hedging transactions.
On October 20, 2008, the Company completed a series of financial transactions which raised approximately $810 million in gross proceeds and included a $400 million paydown at par of the Company’s bank loan. As a result, the Company’s minimum unrestricted cash covenant was reduced to $850 million from $1.25 billion. The net proceeds to the Company after transaction fees were approximately $370 million, which is reflected in the Company’s cash balance reported above.

On December 5, 2008, the Company prepaid $100 million from the above-referenced transactions related to a loan secured by certain spare parts. On January 16, 2009, the Company exercised its right to obtain new loan commitments under the same agreement and raised $50 million.
Fourth Quarter Special Items
During its fourth quarter, the Company recognized $321 million of net special items. These special items included a $234 million unrealized net loss associated with the change in fair value of the Company’s outstanding fuel hedge contracts, a $74 million impairment loss on certain available for sale auction rate securities considered to be other than temporary, $7 million in charges for lease return costs and penalties related to certain Airbus aircraft, a $5 million charge related to the write off of debt issuance costs resulting from certain loan prepayments in connection with the Company’s fourth quarter financing transactions, and $1 million in severance charges.
Other Notable Accomplishments
Operations
•	Successfully activated the airline’s new, state-of-the-art Operations Control Center in Pittsburgh where all flight control and dispatch functions for US Airways’ 1,300 daily mainline flights are carried out.
•	Transitioned to a new bag tracking system that provides more detailed information to customers and allows more robust searches and enables passengers to be reconnected with their bags faster.
•	Deployed and began the use of handheld devices enabling the on-board use of credit cards for meal, headset, and beverage purchases.
Marketing / New Service
•	In addition to announcing new service between the airline’s international gateway in Philadelphia and Tel Aviv, Israel that begins in July 2009, the Company announced three new trans-Atlantic flights to begin this spring: Birmingham, U.K., and Oslo, Norway, from Philadelphia and Paris — Charles de Gaulle from Charlotte, N.C. Trans-Atlantic flying in 2009 will total 27 daily flights to 23 destinations.
•	Filed application for daily nonstop service between the airline’s hub in Charlotte, N.C. and Rio de Janeiro, Brazil with the DOT. The proposed route will be US Airways’ first service to South America.
•	Received final DOT approval to begin first-ever nonstop service between Washington (DCA) and Akron/Canton, Ohio. The new service began January 24, 2009.
•	Restored Dividend Miles Bonus Miles accrual for Preferred Dividend Miles members as well as the 500 mile minimum for Preferred members and the 500 mile minimum for all Dividend Miles members on US Airways Shuttle flights.

People
•	As part of the Company’s operational incentive plan, the Company distributed a $50 bonus to employees for a top-three finish amongst the ten largest U.S. carriers for October on-time arrivals as measured by the DOT Air Travel Consumer Report. In 2008, US Airways employees received ten $50 bonus payments totaling approximately $18 million.
•	The Company recently announced several changes to its executive leadership team including the promotion of Derek Kerr to executive vice president and chief financial officer, and the addition of Brad Jensen, senior vice president and chief information officer.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Feb. 28, 2008.
The airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2009.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,100 flights per day and serves 200 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The airline employs nearly 34,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers our customers more than 16,500 daily flights to 912 destinations in 159 countries worldwide. Travel + Leisure Magazine named US Airways as one of the top-three airlines for 2008 in on-time performance for the year (based on Department of Transportation data for Sept. 1, 2007 through Aug. 31, 2008). And for the tenth consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; changes in prevailing interest rates and increased costs of financing; the impact of economic conditions; the Company’s high level of fixed obligations (including compliance with financial covenants related to those obligations) and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes; the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations; the impact of high fuel costs, significant disruptions in fuel supply and further significant increases to fuel prices; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes in the Company’s business model; the impact of industry consolidation; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; security-related and insurance costs; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; ability to complete the integration of labor groups; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2008 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	12 Months Ended	12 Months Ended	Percent
	December 31, 2008	December 31, 2007	Change	December 31, 2008	December 31, 2007	Change
Operating revenues:
Mainline passenger	$1,819	$1,902	(4.4)	$8,183	$8,135	0.6
Express passenger	649	659	(1.6)	2,879	2,698	6.7
Cargo	33	36	(9.2)	144	138	3.7
Other	260	179	45.6	912	729	25.3

Total operating revenues	2,761	2,776	(0.6)	12,118	11,700	3.6

Operating expenses:
Aircraft fuel and related taxes	600	730	(17.9)	3,618	2,630	37.6
Loss (gain) on fuel hedging instruments, net:
Realized	202	(75)	nm	(140)	(58)	nm
Unrealized	234	(59)	nm	496	(187)	nm
Salaries and related costs	530	643	(17.6)	2,231	2,302	(3.1)
Express expenses:
Fuel	199	225	(11.6)	1,137	765	48.6
Other	450	447	0.6	1,912	1,829	4.5
Aircraft rent	180	185	(2.7)	724	727	(0.4)
Aircraft maintenance	182	157	16.2	783	635	23.2
Other rent and landing fees	138	128	7.6	562	536	4.9
Selling expenses	98	106	(7.5)	439	453	(3.2)
Special items, net	8	15	(45.9)	76	99	(23.2)
Depreciation and amortization	56	52	7.0	215	189	13.7
Goodwill impairment	—	—	—	622	—	nm
Other	262	296	(11.4)	1,243	1,247	(0.2)

Total operating expenses	3,139	2,850	10.1	13,918	11,167	24.6

Operating income (loss)	(378)	(74)	nm	(1,800)	533	nm

Nonoperating income (expense):
Interest income	15	41	(63.9)	83	172	(51.6)
Interest expense, net	(80)	(67)	19.4	(253)	(273)	(7.3)
Other, net	(101)	13	nm	(240)	2	nm

Total nonoperating expense, net	(166)	(13)	nm	(410)	(99)	nm

Income (loss) before income taxes	(544)	(87)	nm	(2,210)	434	nm

Income tax provision (benefit)	(3)	(8)	(68.6)	—	7	nm

Net income (loss)	$(541)	$(79)	nm	$(2,210)	$427	nm

Earnings (loss) per common share:
Basic	$(4.74)	$(0.87)		$(22.06)	$4.66

Diluted	$(4.74)	$(0.87)		$(22.06)	$4.52

Shares used for computation (in thousands):
Basic	114,106	91,761		100,168	91,536

Diluted	114,106	91,761		100,168	95,603

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		12 Months Ended	12 Months Ended	Percent
	December 31, 2008	December 31, 2007	Change		December 31, 2008	December 31, 2007	Change
Mainline
Revenue passenger miles (millions)	13,618	14,156	(3.8)		60,570	61,262	(1.1)
Available seat miles (ASM) (millions)	17,027	18,094	(5.9)		74,151	75,842	(2.2)
Passenger load factor (percent)	80.0	78.2	1.8	pts	81.7	80.8	0.9	pts
Yield (cents)	13.36	13.44	(0.6)		13.51	13.28	1.7
Passenger revenue per ASM (cents)	10.68	10.51	1.6		11.04	10.73	2.9

Passenger enplanements (thousands)	12,806	13,554	(5.5)		54,820	57,871	(5.3)
Departures (thousands)	118.5	127.2	(6.8)		496.1	524.8	(5.5)
Aircraft at end of period	354	356	(0.6)		354	356	(0.6)

Block hours (thousands)	303.1	323.5	(6.3)		1,299.6	1,343.3	(3.3)
Average stage length (miles)	923	911	1.2		955	925	3.3
Average passenger journey (miles)	1,462	1,436	1.8		1,554	1,489	4.4
Fuel consumption (gallons in millions)	260.4	284.9	(8.6)		1,142.2	1,194.7	(4.4)
Average aircraft fuel price including related taxes (dollars per gallon)	2.30	2.56	(10.1)		3.17	2.20	43.9
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	3.08	2.30	33.8		3.04	2.15	41.4
Full-time equivalent employees at end of period	32,671	34,437	(5.1)		32,671	34,437	(5.1)

Operating cost per ASM (cents)	14.62	12.04	21.5		14.66	11.30	29.7
Operating cost per ASM excluding special items (cents)	13.20	11.75	12.4		13.05	11.31	15.4
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.49	8.09	5.0		8.36	7.91	5.7

Express*
Revenue passenger miles (millions)	2,522	2,505	0.7		10,855	10,332	5.1
Available seat miles (millions)	3,519	3,567	(1.3)		14,953	14,159	5.6
Passenger load factor (percent)	71.7	70.2	1.5	pts	72.6	73.0	(0.4	)pts
Yield (cents)	25.74	26.33	(2.2)		26.52	26.12	1.6
Passenger revenue per ASM (cents)	18.45	18.49	(0.2)		19.26	19.06	1.0

Passenger enplanements (thousands)	6,350	6,274	1.2		26,732	25,748	3.8
Aircraft at end of period	296	286	3.5		296	286	3.5
Fuel consumption (gallons in millions)	82.9	85.8	(3.4)		351.7	342.5	2.7
Average aircraft fuel price including related taxes (dollars per gallon)	2.40	2.63	(8.5)		3.23	2.23	44.8

Operating cost per ASM (cents)	18.45	18.86	(2.2)		20.39	18.32	11.3
Operating cost per ASM excluding special items (cents)	18.45	18.97	(2.8)		20.39	18.35	11.1
Operating cost per ASM excluding special items and fuel, net (cents)	12.79	12.65	1.1		12.78	12.95	(1.3)

TOTAL — Mainline & Express
Revenue passenger miles (millions)	16,140	16,661	(3.1)		71,425	71,594	(0.2)
Available seat miles (millions)	20,546	21,661	(5.1)		89,104	90,001	(1.0)
Passenger load factor (percent)	78.6	76.9	1.7	pts	80.2	79.5	0.7	pts
Yield (cents)	15.29	15.38	(0.5)		15.49	15.13	2.4
Passenger revenue per ASM (cents)	12.01	11.83	1.6		12.42	12.04	3.1
Total revenue per ASM (cents)	13.44	12.82	4.8		13.60	13.00	4.6
Passenger enplanements (thousands)	19,156	19,828	(3.4)		81,552	83,619	(2.5)
Aircraft at end of period	650	642	1.2		650	642	1.2
Fuel consumption (gallons in millions)	343.3	370.7	(7.4)		1,493.9	1,537.2	(2.8)
Average aircraft fuel price including related taxes (dollars per gallon)	2.33	2.58	(9.7)		3.18	2.21	44.1
Operating cost per ASM (cents)	15.28	13.16	16.1		15.62	12.41	25.9

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

Reconciliation of Net Income (Loss) Excluding Special	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
Items for US Airways Group, Inc.	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(in millions, except share and per share amounts)

Net income (loss) as reported	$(541)	$(79)	$(2,210)	$427

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	234	(59)	496	(187)
Special items, net (2)	8	15	76	99
Goodwill impairment (3)	—	—	622	—
Other operating special items, net (4)	—	92	—	83
Nonoperating special items, net (5)	79	(7)	213	11
Non-cash tax provision (benefit) from utilization of pre-acquisition NOL (6)	—	(4)	—	7

Net income (loss) as adjusted for special items	$(220)	$(42)	$(803)	$440

Shares used for computation (in thousands):
Basic	114,106	91,761	100,168	91,536

Diluted	114,106	91,761	100,168	95,603

Earnings (loss) per share as adjusted for special items:
Basic	$(1.93)	$(0.45)	$(8.01)	$4.79

Diluted (7)	$(1.93)	$(0.45)	$(8.01)	$4.65

Reconciliation of Operating Cost per ASM Excluding
Special Items, Fuel, Realized Gain (Loss) on Fuel	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
Hedging Instruments, Net - Mainline only	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

US Airways Group, Inc. (in millions)

Total operating expenses	$3,139	$2,850	$13,918	$11,167
Less Express expenses:
Fuel	(199)	(225)	(1,137)	(765)
Other	(450)	(447)	(1,912)	(1,829)

Total mainline operating expenses	2,490	2,178	10,869	8,573

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	(234)	59	(496)	187
Special items, net (2)	(8)	(15)	(76)	(99)
Goodwill impairment (3)	—	—	(622)	—
Other operating special items, net (4)	—	(96)	—	(87)

Mainline operating expenses, excluding special items	2,248	2,126	9,675	8,574

Aircraft fuel and related taxes (8)	(600)	(737)	(3,618)	(2,637)
Realized gain (loss) on fuel hedging instruments, net	(202)	75	140	58

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,446	$1,464	$6,197	$5,995

(in cents)
Mainline operating expenses per ASM	14.62	12.04	14.66	11.30

Special items per ASM
Unrealized gain (loss) on fuel hedging instruments, net (1)	(1.37)	0.33	(0.67)	0.25
Special items, net (2)	(0.05)	(0.08)	(0.10)	(0.13)
Goodwill impairment (3)	—	—	(0.84)	—
Other operating special items, net (4)	—	(0.53)	—	(0.11)

Mainline operating expenses per ASM, excluding special items	13.20	11.75	13.05	11.31

Aircraft fuel and related taxes (8)	(3.52)	(4.07)	(4.88)	(3.48)
Realized gain (loss) on fuel hedging instruments, net	(1.18)	0.41	0.19	0.08

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.49	$8.09	$8.36	$7.91

Reconciliation of Operating Cost per ASM	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
Excluding Fuel - Express only	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

US Airways Group, Inc. (in millions)

Total Express operating expenses	$649	$672	$3,049	$2,594

Special items:
Other operating special items (4)	—	4	—	4

Express operating expenses, excluding special items	649	676	3,049	2,598

Aircraft fuel and related taxes	(199)	(225)	(1,137)	(765)

Express operating expenses, excluding fuel	$450	$451	$1,912	$1,833

(in cents)
Express operating expenses per ASM	18.45	18.86	20.39	18.32

Special items per ASM
Other operating special items, net (4)	—	0.11	—	0.03

Express operating expenses per ASM, excluding special items	18.45	18.97	20.39	18.35

Aircraft fuel and related taxes	(5.66)	(6.31)	(7.60)	(5.40)

Express operating expenses per ASM, excluding special items and fuel	$12.79	$12.65	$12.78	$12.95

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
FOOTNOTES:

1)	The 2008 fourth quarter and twelve month periods included $234 million and $496 million of unrealized losses, respectively, and the 2007 fourth quarter and twelve month periods included $59 million and $187 million of unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	In the fourth quarter of 2008, in connection with planned capacity reductions, the Company recorded $7 million in charges for lease return costs and penalties related to certain Airbus aircraft and $1 million in severance charges. The 2008 twelve month period included $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet, $14 million in charges for lease return costs and penalties related to certain Airbus aircraft as a result of planned capacity reductions and $9 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff in connection with capacity reductions. The 2007 fourth quarter and twelve month periods included $15 million and $99 million, respectively, of merger related transition expenses.

3)	The 2008 twelve month period included a $622 million non-cash charge to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September of 2005.

4)	The 2007 fourth quarter and twelve month periods included the following operating expense special items for mainline and Express (in millions):

	3 Months Ended	12 Months Ended
	December 31, 2007	December 31, 2007

Mainline	$96	$87
Express	(4)	(4)

Total	$92	$83

The 2007 fourth quarter and twelve month periods for mainline included a $99 million increase to long-term disability obligations for pilots as a result of a change in the FAA mandated retirement age for pilots from 60 to 65 as well as $4 million in charges for certain separation packages and lease termination costs related to reduced flying from Pittsburgh, which was offset by $7 million in tax credits due to an IRS rule change allowing the Company to recover tax amounts for years 2003-2006 for certain fuel usage. The 2007 twelve month period for mainline included the items above offset by $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina. The 2007 fourth quarter and twelve month periods for Express included a $5 million Piedmont pilot pension curtailment gain related to the FAA mandated retirement age change discussed above offset by $1 million in charges as a result of reduced flying from Pittsburgh.

5)	The 2008 fourth quarter included a $74 million non-cash charge to record other than temporary impairments on the Company’s investments in auction rate securities due to the length of time and extent to which the fair values have been less than cost as well as $5 million in write offs of debt issuance costs resulting from certain loan prepayments in connection with the Company’s fourth quarter financing transactions. The 2008 twelve month period included $214 million in non-cash charges to record other than temporary impairments on the Company’s investments in auction rate securities as well as $7 million in write offs of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes and certain loan prepayments in connection with the Company’s fourth quarter financing transactions, offset by $8 million in gains on forgiveness of debt. The 2007 fourth quarter and twelve month periods included a $17 million gain recognized on the sale of stock in ARINC Incorporated, offset by a $10 million non-cash charge to record other than temporary impairment on the Company’s investments in auction rate securities. The 2007 twelve month period also included an $18 million write off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt.

6)	For the 2007 twelve month period, the Company utilized $7 million of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, the Company recorded non-cash expense for income taxes of $7 million in the twelve months ended December 31, 2007. In the 2007 fourth quarter, the Company recorded $4 million of non-cash benefit for income taxes related to the reversal of a portion of the non-cash expense for income taxes recorded through the third quarter of 2007 due to the loss recorded in the fourth quarter.

7)	The 2007 diluted EPS computation excludes interest associated with the 7.0% senior convertible notes of $5 million for the twelve month period.

8)	The 2007 fourth quarter and twelve month periods fuel expense excluded the $7 million APU tax credit as this amount is already excluded from mainline operating expenses excluding special items, fuel, and realized gain (loss) on fuel hedging instruments, net through the other operating special items, net per footnote 4) above.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2008	December 31, 2007
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,054	$2,174
Restricted cash	186	2
Accounts receivable, net	293	374
Materials and supplies, net	201	249
Prepaid expenses and other	684	548

Total current assets	2,418	3,347

Property and equipment
Flight equipment	3,157	2,414
Ground property and equipment	816	703
Less accumulated depreciation and amortization	(954)	(757)

	3,019	2,360
Equipment purchase deposits	267	128

Total property and equipment	3,286	2,488

Other assets
Other intangibles, net	545	553
Restricted cash	540	466
Investments in marketable securities	187	353
Goodwill	—	622
Other assets, net	238	211

Total other assets	1,510	2,205

Total assets	$7,214	$8,040

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Current maturities of debt and capital leases	$362	$117
Accounts payable	797	366
Air traffic liability	698	832
Accrued compensation and vacation	158	225
Accrued taxes	142	152
Other accrued expenses	887	859

Total current liabilities	3,044	2,551

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,634	3,031
Deferred gains and credits, net	323	318
Employee benefit liabilities and other	718	701

Total noncurrent liabilities and deferred credits	4,675	4,050

Stockholders’ equity (deficit)
Common stock	1	1
Additional paid-in capital	1,749	1,536
Accumulated other comprehensive income	65	10
Accumulated deficit	(2,307)	(95)
Treasury stock	(13)	(13)

Total stockholders’ equity (deficit)	(505)	1,439

Total liabilities and stockholders’ equity (deficit)	$7,214	$8,040